Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2010, relating to the financial statements of Ocean Shore Holding Co. appearing in the Annual Report on Form 10-K of Ocean Shore Holding Co. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
August 4, 2010